EXHIBIT 99.1

IZEA Announces Record Q4 Revenue, up 26% Year over Year
Reports Highest Annual Revenue in Company History of $8.3 Million

Orlando, Florida (March 19, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands with influential content creators, today announced record results for its fourth quarter ended December 31, 2014.

Financial Highlights include:

•	Revenue for the quarter increased 26% to a record $2.5 million compared to Q4 2013.

•	Gross profit margin for the quarter was 65.6%, up from 56.5% during the same period in 2013.

•	Bookings for the quarter grew 40% year over year to a record $2.7 million.

•	New opportunity pipeline for the quarter increased 76% year-over-year to $16 million.

•	Revenue for the 2014 fiscal year was $8.3 million, an increase of 26% over 2013.

•	Annual bookings reached $9.0 million, an increase of 24% over 2013.

Fourth Quarter Operational Highlights:

•	Completed user migration from legacy systems to IZEAx.

•	IZEAx aggregate network reach increased 138% to 2.3 billion fans and followers at the end of the quarter, compared with Q3 2014.

•	IZEAx registered users increased 153% to 243,000 compared with Q3 2014.

•	Three new IZEAx partners, including Bent Pixels and Frederator.

“IZEA made significant investments in client services and engineering ahead of revenue last year, and that investment is beginning to be reflected in our organic growth momentum,” said Ted Murphy, IZEA's Chairman and Chief Executive Officer. “I am proud of what our team accomplished in 2014 and have never been more optimistic about our future. The investments we made last year, combined with our acquisition of Ebyline, Inc. in January 2015, have set the stage for a transformational year ahead for the company. We project 177% bookings growth in 2015, with $25 million in bookings driving an estimated $23 million in revenue.”

2014 Annual Results

Revenue for 2014 was $8,322,274 compared to $6,626,943 in 2013, an increase of 26%. Gross profit for the year was $5,476,441, up from $3,928,579 in 2013, an increase of 39%. Operating expenses for the year were $10,122,644, compared to $6,841,635 in 2013, due to investments in sales, marketing and engineering.

Net income for the year was $3,184,064 compared to a net loss of $(3,321,992) during the same period last year, primarily due to a $7,845,214 gain on the change in the fair value of derivatives. Operating EBITDA was $(3,719,556) compared to $(1,682,155) in 2013, primarily due to investments in marketing and new hires.

Basic and diluted income per common share for the year was $.06 and $.05, respectively, compared to basic and diluted loss per common share of $(.27) for 2013.

Investor Conference Call
The Company will host a conference call today at 4:00p.m. ET, during which IZEA management will discuss the financial results and be available to answer any questions from investors.

Conference Date:  03/19/15
Conference Start Time:  4:00 pm Eastern

Dial-In Number : 1-201-689-8471
Electronic replay of the conference call will be available through March 26, 2015 by dialing 1-858-384-5517 and entering PIN number 13602917. IZEA will also post a downloadable file onto the Investor Relations area of http://corp.izea.com.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of revenues, gross profit margin and net operating loss for the 2014 fiscal year. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

# # #

IZEA Investor Relations:
Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

IZEA Media Relations:
Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com
###

IZEA, Inc.
Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
Assets
Current:
Cash and cash equivalents	$6,521,930	$530,052
Accounts receivable	2,156,378	1,659,802
Prepaid expenses	190,604	109,960
Other current assets	61,424	83,486
Total current assets	8,930,336	2,383,300

Property and equipment, net of accumulated depreciation of $239,521 and $205,070	588,919	156,482
Software development costs, net of accumulated amortization of $85,331 and $0	483,544	362,346
Security deposits	100,641	46,574
Total assets	$10,103,440	$2,948,702

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$310,611	$817,057
Accrued expenses	394,617	365,454
Unearned revenue	1,767,074	1,292,228
Current portion of capital lease obligations	54,376	43,852
Total current liabilities	2,526,678	2,518,591

Capital lease obligations, less current portion	7,291	34,013
Deferred rent	106,531	14,179
Warrant liability	3,203,465	1,832,945
Total liabilities	5,843,965	4,399,728

Stockholders’ equity (deficit:)
Common stock, $.0001 par value; 200,000,000 shares authorized; 57,697,666 and 22,560,653 issued and outstanding	5,770	2,256
Additional paid-in capital	27,195,055	24,672,132
Accumulated deficit	(22,941,350)	(26,125,414)
Total stockholders’ equity (deficit)	4,259,475	(1,451,026)

Total liabilities and stockholders’ equity (deficit)	$10,103,440	$2,948,702

IZEA, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenue	$2,464,328	$1,960,544	$8,322,274	$6,626,943
Cost of sales	847,427	852,234	2,845,833	2,698,364
Gross profit	1,616,901	1,108,310	5,476,441	3,928,579

Operating expenses:
General and administrative	2,472,495	1,865,912	8,813,291	6,460,800
Sales and marketing	323,158	108,140	1,309,353	380,835
Total operating expenses	2,795,653	1,974,052	10,122,644	6,841,635

Loss from operations	(1,178,752)	(865,742)	(4,646,203)	(2,913,056)

Other income (expense):
Interest expense	(4,788)	(10,969)	(25,375)	(63,404)
Loss on exchange of warrants and debt	—	—	—	(94,214)
Change in fair value of derivatives and notes payable carried at fair value, net	2,219,659	307,022	7,845,214	(251,847)
Other income (expense), net	2,751	299	10,428	529
Total other income (expense)	2,217,622	296,352	7,830,267	(408,936)

Net income (loss)	$1,038,870	$(569,390)	$3,184,064	$(3,321,992)

Weighted average common shares outstanding – basic	57,497,631	22,388,623	52,327,088	12,400,366
Basic income (loss) per common share	$0.02	$(0.03)	$0.06	$(0.27)

Weighted average common shares outstanding – diluted	61,179,808	22,388,623	63,400,080	12,400,366
Diluted income (loss) per common share	$0.02	$(0.03)	$0.05	$(0.27)

IZEA, Inc.
Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$3,184,064	$(3,321,992)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation	109,823	51,229
Amortization of software development costs and other assets	95,548	45,961
Loss (gain) on sale of furniture and equipment	16,192	(2,879)
Bad debt expense	—	26,389
Stock-based compensation	538,263	725,254
Stock issued or to be issued for payment of services	166,610	443,588
Loss on exchange of warrants and debt	—	94,214
Change in fair value of derivatives and notes payable carried at fair value, net	(7,845,214)	251,847
Cash provided by (used for):
Accounts receivable	(496,576)	(1,259,373)
Prepaid expenses and other current assets	(72,299)	(15,226)
Accounts payable	(506,446)	(346,250)
Accrued expenses	29,163	203,990
Unearned revenue	474,846	152,088
Deferred rent	92,352	14,179
Net cash used for operating activities	(4,213,674)	(2,936,981)

Cash flows from investing activities:
Purchase of equipment	(517,113)	(17,586)
Increase in software development costs	(206,529)	(362,346)
Security deposits	(54,067)	(37,526)
Net cash used for investing activities	(777,709)	(417,458)

Cash flows from financing activities:
Proceeds from issuance of notes payable, net	—	1,439,798
Proceeds from issuance of common stock and warrants, net	10,933,998	2,004,111
Proceeds from exercise of stock options & warrants	112,800	—
Payments on notes payable and capital leases	(63,537)	(217,364)
Net cash provided by financing activities	10,983,261	3,226,545

Net increase (decrease) in cash and cash equivalents	5,991,878	(127,894)
Cash and cash equivalents, beginning of year	530,052	657,946

Cash and cash equivalents, end of period	$6,521,930	$530,052

Supplemental cash flow information:
Cash paid during period for interest	$15,158	$13,045

Non-cash financing and investing activities:
Fair value of 2013 PPM warrants reclassified from liability to equity	$3,166,482	$—
Fair value of warrants issued	$12,382,216	$2,352,108
Conversion of notes payable into common stock	$—	$1,501,229
Acquisition of assets through capital lease	$41,339	$73,489

Reconciliation of Net Income (Loss) to Operating EBITDA:
	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income (loss)	$1,038,870	$(569,390)	$3,184,064	$(3,321,992)
Non-cash stock-based compensation	149,261	366,003	538,263	725,254
Non-cash stock issued for payment of services	18,750	22,000	166,610	438,768
Change in the fair value of derivatives	(2,219,659)	(307,022)	(7,845,214)	251,847
Loss on exchange of warrants	—	—	—	94,214
Loss/(Gain) on disposal of equipment	—	(2,879)	16,192	(2,879)
Interest expense	4,788	10,969	25,375	63,404
Depreciation & amortization	34,659	19,352	195,154	69,229
Operating EBITDA	$(973,331)	$(460,967)	$(3,719,556)	$(1,682,155)